FOR IMMEDIATE RELEASE


                        Audiovox Completes Acquisition of
               Thomson's Consumer Electronics Audio Video Business

HAUPPAUGE, NY, January 3, 2008 -- Audiovox Corporation (NASDAQ:VOXX) announced today that on December 31, 2007, it completed its acquisition of Thomson's Consumer Electronics Audio Video Business outside of Europe, including the worldwide rights to the RCA brand for consumer electronics audio video product lines except TVs and certain additional product categories.

As previously announced, the purchase price is $19.7 million, plus a net asset payment, and includes a five-year fee, which begins in 2010, related to the RCA brand. Audio Video Products acquired include DVD players and recorders, portable DVD players, GPS devices, HD and Internet Radios, stand alone ATSC terrestrial television converters, clock radios, MP3 and MP4 players, digital cameras and camcorders and other product that falls within the audio/video field of use.

In total, Audiovox will be acquiring approximately $400 million in sales and expects to retain $150 million of that related to the RCA branded MP3 and MP4 players, digital cameras, camcorders and clock radios. The Company is entering into a license agreement with Multimedia Device Ltd., a Chinese manufacturer to market the remaining product categories acquired in the transaction. The Company expects the transaction to be accretive within the first year.

Patrick Lavelle, President and CEO of Audiovox stated, "Our goal with this acquisition was to further control and consolidate the RCA brand and prevent fractionalization at the retail level. We believe this acquisition will add approximately $150 million in sales and a revenue stream with an up front $10 million payment. In addition, it will allow us to spread fixed overhead over a higher sales base, which will further reduce OPEX percentage, since the acquired overhead will be limited. We will establish Audiovox Mexico utilizing the former Thomson facility there, giving Audiovox a presence in that growing market and allowing us to expand the entire Audiovox line."

Lavelle  added,  "Over the past year, we have made five  acquisitions  including this one that should generate sales of approximately  $300-$350 million .... for approximately $100 million. We believe we have purchased wisely and that these acquisitions should lead to improved operating and financial performance in our next fiscal year."

The Company intends to integrate the Thomson and Technuity assets into its operations during the remainder of its fiscal 2008 fourth quarter and fiscal 2009 first quarter and should have much of the work complete by May 31, 2008. The newly acquired assets will be included in Audiovox Electronics Corporation's Consumer Electronics group.

In January 2007, Audiovox completed its acquisition of Thomson's America's consumer electronics accessory business, which included the rights to the RCA brand for consumer electronics accessories. That acquisition also included the Recoton, Spikemaster, Ambico and Discwasher brands for use on any products and the Jensen, Advent, Acoustic Research and Road Gear brands for accessory products that complemented the purchase of those brands for electronics products in 2003.

In March 2007, Audiovox German Holdings GmbH completed the acquisition of Oehlbach a European market leader in accessories. That was followed by an August 2007 acquisition of Incaar Limited, a UK business that specializes in rear seat entertainment systems, which added to our European operation an accessory and OE component, respectively.

In November of 2007, Audiovox Accessories Corporation completed the acquisition of all of the outstanding stock of Technuity, Inc., an emerging leader in the battery and power products industry and exclusive licensee of the Energizer brand in North America for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras, DVD players and other power supply devices. This acquisition was made to further strengthen the Company's position in the accessory market.


About Audiovox
--------------

Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets mobile and consumer electronics and accessories products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe Harbor Language
--------------------

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2007.

Company Contacts
Glenn Wiener
GW Communications for Audiovox
Tel: 212-786-6011 or Email: gwiener@GWCco.com



                                       2